CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into effective this 21st day of January, 2013, by and between EOS Petro, Inc., a California corporation ("EOS"), and SAI Geoconsulting, Inc., a Louisiana corporation ("SAI"), with EOS and SAI collectively referred to as the "Parties."

WHEREAS, EOS is a new company that is engaged in the business of locating, evaluating and purchasing domestic and international oil and gas properties, wells and reserves, along with the further development, exploitation, exploration, additional drilling potential and associated below-ground drilling, workover or recompletion activities (collectively "oil and gas activities");

WHEREAS, SAI has geologists with extensive experience in location and evaluation of oil and gas activities, and SAI has currently been serving as the technical advisor to EOS on prior oil and gas activities;

WHEREAS, EOS has special abilities and experience in the areas of locating investors or funds needed to acquire, develop, operate and conduct oil and gas activities, business development, corporate strategy and asset funding for emerging growth enterprises; and

WHEREAS, SAI has also agreed to provide consulting services to EOS in order to assist EOS with general business expansion strategies on new target acquisitions of oil and gas wells or fields; and

WHEREAS, it is the desire of the Parties to define and set out their relationship in writing, including but not limited to the consulting services which SAI shall provide and compensation to SAI.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

1.          CONSULTING SERVICES. EOS hereby agrees to use and retain SAI on a non-exclusive basis to provide consulting support and advisory services for oil and gas activities, including but not limited to the activities described below and related other support under this Agreement. SAI shall devote such of its time, as available and can be acceptably scheduled, and effort as necessary to discharge its duties under this Agreement. While SAI shall not be restricted from engaging in oil and gas activities for other clients during the Term of this Agreement, its services shall include, but not be limited to, the following:

o 3D and Drilling Analysis - Analysis of geological and 3D seismic Data on new target acquisitions, business expansion strategies by evaluating additional drilling potentials.

o Acquisition Assessment and Board Review - SAI will assist EOS with its assessment of all new company acquisitions or asset purchases (such as well, leases and existing reserves, along with additional drilling potentials). SAI will lead in the detailed evaluation and prepare an appropriate report for the EOS Board with the SAI's recommendation in accordance with energy industry standards.

o Negotiations — SAI will assist and/or lead the negotiation process of such company or asset acquisitions at the request of EOS. Assistance may include travel and face-to-face meeting(s) with such targeted acquisitions, as scheduling for involved parties mutually permits.

o Asset Acquisitions - SAI will assist EOS with its assessment of any targeted oil field, wells, working or royalty interest and associated asset facilities. Work shall include an assessment of new market territories and acquisition targets, whether or not the acquisition is closed or consummated. Assistance includes expenses for travel and face-to-face meeting(s) with such targeted acquisitions, as scheduling for involved parties mutually permits.

o Miscellaneous - Other specific assignments determined by EOS and approved by SAI, as scheduling for involved parties mutually permits. SAI agrees to make reasonable efforts to carry on any and all such other activities as may be necessary to provide the Consulting Services outlined above, and to support the growth and operation of the business of EOS.

2.          OFFICE, SUPPLIES AND EXPENSES. EOS shall reimburse SAI all reasonable and industry standard expenses and supplies required carrying out the duties contemplated by this Agreement. SAI shall obtain EOS's written approval for any travel incurred on behalf of EOS and for any single expense over $500. Such approval may be provided via email transmission and reimbursement shall be made by EOS within 30 days of formal submittal by SAI regardless of how compensation is structured at such time.

3.          TERM, The Agreement shall commence on January 15, 2013 and shall continue for a period of 24 months. Thereafter, this Agreement shall continue indefinitely or until terminated by either of the Parties upon 30 days written notice thereof to the other Party at any time during the duration of this contract. Such notice to be provided by U.S. Mail or email communication, receipt confirmed.

4.          MINIMUM MANPOWER COMMITMENT AND COMPENSATION.

A.  Manpower

SAI will provide the work necessary to meet the requirements of the Consulting Services as outlined above. SAI will commit either to one (1) in-person or one (1) video conference meeting per month, preferably in a manner that shall integrate with other SAI travel activity, to maximize efficiency and to minimize travel expense to EOS. In addition, SAI and EOS agree to be available for a conference call on one or two afternoons each week to review general strategy and status of business. At other times, SAI will provide regular email updates along with a more formal Monthly Report. SAI will also provide any opinion it may have, if any, regarding the use of new technology for future target acquisitions.

B.   Compensation:

• M&A Advisory and Finders' Fees. For projects in which SAI renders services for which EOS, or its affiliated company, partners, investors, contractors, assigns or other related third party, successfully acquires a property (whether by merger, acquisition or otherwise), EOS agrees to pay SAI a fee equaling the greater of (1) $30,000 or (2) the total sum of SAI's hourly fees on the project at $200/hr. SAI shall be paid directly from funds received in closing of the acquisition, when possible, or directly by EOS (or other party that receives the funds) within three (3) business days of closing.

• Commission on SAI Presentations: EOS further agrees to pay SAI the following additional commission or fee, on transactions that are located by, originated by or presented, in whole or part, by Mr. Ben Sydboten or SAI:

2.5% for Transactions valued, at closing, under $25 million,

2.0% for Transactions valued, at closing, under $50 million,

1.5% for Transactions valued, at closing, under $100 million, or

1.0% for Transactions valued, at closing, over $100 million.

• Stock Compensation. In exchange for SAI's efforts and support of EOS's oil and gas activities under this Agreement, SAI shall be granted the right to purchase up to 100,000 non-diluted shares of EOS (or any affiliate or related entity that closes a transaction) common stock or membership interest, at a total purchase price of $10,000 US dollars, pursuant to and in accordance with the terms of the Share Purchase Agreement attached hereto as Exhibit "A." Upon the execution of this agreement 25,000 shares of the 100,000 shares of common stock will vest. There is a LU/LO agreement in place that every shareholder has signed and you will have to execute the same agreement in place. The stock shall otherwise have equal status and trading rights as stock held by other shareholders. In addition, SAI shall be granted the right to purchase 250,000 Warrants with a strike price of $2.50 per warrant share, to be exercised within three years of the expiration of this Agreement. The initial vesting will be in the amount of 50,000 warrants. The above vesting of SAT's rights and options will take place upon the execution of this Agreement.

• Any fees, stock options, stock warrants or other compensation due to SAI, shall survive any termination of this Agreement, including but not limited to any commissions or fees due and payable to SAI at the closing of any such Transaction. In addition, any assignment or transfer of this Agreement, in whole or part, shall be made subject to the terms and conditions of this Agreement, including but not limited to all fees or commissions due or that maybe due to SAI.

5.          REPRESENTATIONS AND WARRANTIES. The Parties hereby represent and warrant to each other that they have full power and authority to execute, deliver and perform the terms and provisions of this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Parties enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy or similar laws relating to or limiting creditors' rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.          MUTUAL INDEMNIFICATION. SAI agrees to indemnify, defend and hold EOS harmless from and against any and all claims, demands, judgments, liabilities, defense costs, or suits, including, but not limited to claims, demands, judgments or suits for property damage, bodily injury, illness, disease, death or for loss of services, or wages or for loss of consortium or society, by SAI or its agents, subcontractors, any employee or their spouses, relatives, or dependents, which in any way, directly or indirectly, arise out of or relate to the performance of work or services provided under this Agreement, regardless of whether the damage, bodily injury, illness, disease, death or loss was caused by the sole, concurrent or partial negligence, fault or strict liability of EOS or any other person, and whether or not such negligence, fault or strict liability precedes the execution of this Agreement, except to the extent caused by the willful misconduct or gross negligence of the Indemnified Party or its representatives. EOS shall likewise, to the same extent and under the same terns written in this paragraph above, indemnify, defend and hold SAI harmless from any and all such claims, demands, judgments, liabilities, defense costs, or suits, including, but not limited to claims, demands, judgments or suits for property damage, bodily injury, illness, disease, death or for loss of services, or wages or for loss of consortium or society, by EOS or its agents, subcontractors, any employee or their spouses, relatives, or dependents, which in any way, directly or indirectly, arise out of or relate to the performance of work or services provided it connection with this Agreement, regardless of whether the damage, bodily injury, illness, disease, death or loss was caused by the sole, concurrent or partial negligence, fault or strict liability of SAI or any other person, and whether or not such negligence, fault or strict liability precedes the execution of this Agreement, except to the extent caused by the willful misconduct or gross negligence of the Indemnified Party or its representatives.

Each party entitled to indemnification under this Agreement (the "Indemnified Party"), shall give notice to the party required to provide indemnification hereunder (the "Indemnifying Party") with reasonable promptness after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this section. Upon receipt of such notice, the Indemnifying Party shall conduct the defense of such claim or any litigation resulting there from. The Indemnified Party may, however, participate in such defense at such Indemnified Party's sole expense. Indemnified Party shall furnish such information regarding the claim in question as the Indemnifying Party may reasonably request in writing in connection with the defense of any such claim and litigation resulting there from.

7.          INDEPENDENT CONTRACTOR. SAI shall perform all Services pursuant to this Agreement as an independent contractor and neither SAl nor its employees, officers, agents or subcontractors shall be subject to the control or direction of EOS as to details of performing the work, except as to the results of the services and work provided and the acceptable condition of any equipment. EOS shall, however, be entitled to make such requests for reports and information as it may deem necessary in furtherance of its interests and to ensure compliance with this Agreement. SAI agrees to comply with all laws, rules, and regulations, whether federal, state, or municipal, which now or in the future may be applicable to all service or work performed. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer or employee. Except as otherwise expressly provided herein, SAI and its representatives acknowledge that it, or its offices or employees, are not an officer, director or agent of EOS in any way and as such may not commit EOS to any action.

8.          MISCELLANEOUS PROVISIONS.

(a)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof

(b)          Attorney Review. The Parties acknowledges that this Agreement will have important legal consequences and imposes significant requirement on each Party Accordingly, the Parties acknowledge that they have considered retaining or have retained legal counsel to review this Agreement and that each Party has been provided with adequate time to obtain such review.

(c)          Arbitration. The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association to be held in Lafayette, Louisiana before one neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction, any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy). I n the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (including attorneys' fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. The Parties are hereby waiving any claims against each other party for any activities or prior business transactions between the parties to date. This paragraph shall survive the termination of this Agreement.

(d)          Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and merges and supersedes any prior understandings or agreements, whether written or oral. The provisions of this Agreement shall be amended or waived only with the written consent of both parties hereto. No other course of dealing between the Parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of either Party under this Agreement.

(e)          Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by Consultant and the Company and their respective successors and permitted assigns. Except however, that this Agreement will automatically terminate without further liability on the part of either party due to the death or incapacitation of SAT principal. No assignment or transfer of any rights hereunder by EOS shall relieve it or the acquiring party of any obligations and responsibilities hereunder to SAI, and the assignment or transfer shall be made subject to the terms and conditions of this Agreement.

(f)          No waiver of Rights The failure of either Party to (i) enforce any of the provisions of this Agreement or any rights with respect thereto or (ii) exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either Party to exercise any of said provisions, rights or elections shall not preclude or prejudice such Party from later enforcing or exercising the same or any other provision of this Agreement or any rights or elections which it has hereunder.

(g)          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery, if delivered by hand, or via email transmission with a confirmation provided by the other party. Notices may also be sent via one (1) business day after the date sent by nationally recognized overnight courier service, telex or facsimile transmission, or five (5) business days after the date sent by registered or certified mail, return receipt requested, postage prepaid, addressed in each case, to the following addresses:

i.              To EOS Petro, Inc.:

Nikolas Konstant
2049 Century Park East Suite 3670
Los Angeles, CA. 90067
Nkonstant@eos-petro.com

ii.            To SAI :

Ben Sydboten, Jr.
2 Flagg Place, Suite 1
Lafayette, LA 70508

(h)          Assignability, This Agreement may be assigned to any wholly owned affiliate of either Party to this Agreement. Neither this Agreement nor any right, remedy obligation or liability arising hereunder or by reason hereof shall be assignable by either Party to any third party without the prior written consent of the other party hereto. Any assignment or transfer shall be made subject to the terms of this Agreement, and the assignment or transfer shall void unless made subject to this Agreement.

(i)          Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(j)          Limitation of Liability. In no event shall either Party be liable to the other Party for any indirect, special, punitive or consequential damages, nor for any claim against the other Party made by any person or entity arising from or in any way related to this Agreement or from the services provided by hereunder, except for the liability and indemnification obligations set forth under Section 7 hereof

(k)          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Eos Petro, Inc.

By:	/s/ Nikolas Konstant

Name: Nikolas Konstant

Its: Chairman of the Board

SAI Geoconsulting, Inc.

By:	/s/ Ben Sydboten, Jr.

Name: Ben Sydboten, Jr.

Its: President

Exhibit A

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